EXHIBIT 21.1

Subsidiaries of Helix Energy Solutions Group, Inc.
As of December 31, 2012

Name of Subsidiary	Jurisdiction of Formation

AGR-Helix Floating Production Limited (50%)	Grand Cayman Islands
Caesar Holding Co LLC	Delaware
Cal Dive I-Title XI, Inc.	Texas
Canyon Offshore, Inc.	Texas
Canyon Offshore International Corp.	Texas
Canyon Offshore Limited	Scotland
CKB Petroleum, Inc.	Texas
Deepwater Gateway, L.L.C. (50%)	Delaware
Energy Resource Technology GOM, Inc.	Delaware
Energy Resource Technology (U.K.) Limited	Scotland
ERT Camelot Limited	Scotland
Helix Do Brasil Servicos De Petróleo Ltda	Brazilian limitada
Helix Energy Services (Cyprus) Limited	Cyprus
Helix Energy Services Pte Limited	Singapore
Helix Energy Services Pty Ltd.	Australia
Helix Energy Solutions BV	The Netherlands
Helix Energy Solutions (U.K.) Limited	Scotland
Helix HR Services Limited	Scotland
Helix Ingleside LLC	Delaware
Helix Offshore Crewing Services Pte Ltd.	Singapore
Helix Offshore International, Inc.	Texas
Helix Offshore International S.á.r.l	Grand Duchy of Luxembourg
Helix Offshore Ltd.	Cayman Islands
Helix RDS SDN BHD	Malaysia
Helix Subsea Construction, Inc.	Delaware
Helix Vessel Holdings LLC	Delaware
Helix Well Ops Inc.	Texas
Helix Well Ops Offshore Services Limited	Scotland
Helix Well Ops SEA Pty Ltd.	Australia
Helix Well Ops (U.K.) Limited	Scotland
Independence Hub, LLC (20%)	Delaware
Intercoastal Vessel Services Ltd. (49%)	Cayman Islands
Kommandor LLC (81%)	Delaware
Neptune Vessel Holdings LLC	Delaware
Offshore Well Services, S. de R.L. de C.V.	Mexico
Vulcan Marine Technology LLC	Delaware
Well Ops SEA Pty Ltd.	Australia